                                                                   EXHIBIT 12(C)
                             BANKBOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (excluding interest on deposits) for the six months ended June 30, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                              Six Months Ended
                                                    June 30,                  Years Ended December 31,
                                             -------------------    --------------------------------------------
(Dollars in millions)
                                              1997         1996      1996      1995      1994      1993      1992
                                             -----        -----     -----     -----     -----     -----      ----
Net income                                 $   419   $      369   $   650   $   678   $   542   $   367    $  338
Extraordinary items, net of tax                                                             7                 (73)
Cumulative effect of changes
   in accounting principles, net of tax                                                             (24)
Income tax expense                             282          263       483       529       422       262       190
                                             -----        -----     -----     -----     -----     -----      ----
     Pretax earnings                       $   701   $      632   $ 1,133   $ 1,207   $   971   $   605    $  455
                                             =====        =====     =====     =====     =====     =====      ====
Fixed charges:
  Portion of rental expense
    (net of sublease
     rental income) which
     approximates the
     interest factor                       $    20   $       20   $    40   $    38   $    35   $    36    $   37
  Interest on borrowed funds                   515          460       873     1,079     1,038       384       352
                                             -----        -----     -----     -----     -----     -----      ----
     Total fixed charges                       535          480       913     1,117     1,073       420       389

Preferred stock dividend
  requirements                                  31           32        65        68        67        61        33
                                             -----        -----     -----     -----     -----     -----      ----
Total combined fixed charges
  and preferred stock dividend
  requirements                             $   566   $      512   $   978   $ 1,185   $ 1,140   $   481    $  422
                                             =====        =====     =====     =====     =====     =====      ====

Earnings (for ratio calculation)
  (Pretax earnings
  plus total fixed charges)                $ 1,236   $    1,112   $ 2,046   $ 2,324   $ 2,044   $ 1,025    $  844
                                             =====        =====     =====     =====     =====     =====      ====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                 2.18         2.17      2.09      1.96      1.79      2.13      2.00
                                             =====        =====     =====     =====     =====     =====      ====

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.